Exhibit 10.2
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Confirmation of OTC Convertible Note Hedge

Date:	November 9, 2006

To:	General Cable Corporation (“Counterparty”)

From:	Credit Suisse International (“Dealer”)
Dear Sir / Madam:
     The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the above-referenced transaction entered into among Counterparty, Credit Suisse International and Credit Suisse, New York branch (the “Agent”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.
     The definitions and provisions contained in the 2000 ISDA Definitions (the “Swap Definitions”) and the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions” and, together with the Swap Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Swap Definitions and the Equity Definitions, the Equity Definitions will govern, and in the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. References herein to a “Transaction” shall be deemed to be references to a “Share Option Transaction” for purposes of the Equity Definitions and a “Swap Transaction” for the purposes of the Swap Definitions.
     This Confirmation evidences a complete binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. This Confirmation (notwithstanding anything to the contrary herein), shall be subject to, and form part of, an agreement in the 1992 form of the ISDA Master Agreement (Multicurrency Cross Border) (the “Master Agreement” or “Agreement”) as if we had executed an agreement in such form (but without any Schedule and with elections specified in the “ISDA Master Agreement” Section of this Confirmation) on the Trade Date. In the event of any inconsistency between the provisions of that agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction. The parties hereby agree that the Transaction evidenced by this Confirmation shall be the only Transaction subject to and governed by the Agreement.
The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	November 9, 2006

Effective Date:	The date of issuance of the Reference Notes.

Option Style:	Modified American, as described under “Settlement Terms” below.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

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Shares:	The shares of common stock, $0.01 par value, of Counterparty (Security Symbol: “BGC”) or such other securities or property into which the Reference Notes are convertible on the date of determination.

Premium:	$16,565,850

Premium Payment Date:	The date of issuance of the Reference Notes.

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Reference Notes:	0.875% Convertible Notes of Counterparty due 2013 in the original amount of U.S.$315,000,000.

Applicable Portion of the Reference Notes:	15% For the avoidance of doubt, the Calculation Agent shall, as it deems necessary, take into account the Applicable Portion of the Reference Notes in determining or calculating any delivery or payment obligations hereunder, whether upon a Conversion Date (as defined below) or otherwise.

Note Indenture:	The indenture, dated as of closing of the issuance of the Reference Notes, between Counterparty and U.S. Bank National Association, as trustee relating to the Reference Notes, as the same may be amended, modified or supplemented. Certain defined terms used herein have the meanings assigned to them in the Note Indenture.

Procedures for Exercise:

Potential Exercise Dates:	Each Conversion Date.

Conversion Date:	Each “conversion date” for any Reference Note pursuant to the terms of the Note Indenture (the principal amount of Reference Notes so converted, the “Conversion Amount” with respect to such Conversion Date) occurring before the Expiration Date.

If the Conversion Amount for any Conversion Date is less than the aggregate principal amount of Reference Notes then outstanding, then the terms of this Transaction shall continue to apply, subject to the terms and conditions set forth herein, with respect to the remaining outstanding principal amount of the Reference Notes multiplied by the Applicable Portion of the Reference Notes.

Expiration Period:	The period from and excluding the Trade Date to and including the Expiration Date.

Expiration Date:	The earliest of (i) the maturity date of the Reference Notes, (ii) the first day on which none of such Reference Notes remain outstanding, whether by virtue of conversion, issuer repurchase or otherwise and (iii) the occurrence of an Additional Termination Event and designation of an Early Termination Date hereunder in respect of the termination of the Transaction in whole but not in part.

Exercise Notice:	Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Options hereunder, Buyer shall provide Seller with written notice prior to 5:00 p.m. New York City time on the Exchange Business Day prior to

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the first Trading Day in the Conversion Reference Period (both as defined in the Note Indenture) relating to the Reference Notes converted on the relevant Conversion Date of (i) the number of Reference Notes being converted on the relevant Conversion Date, (ii) the first Trading Day in the relevant Conversion Reference Period for the Reference Notes and (iii) if any, the applicable Cash Percentage (as defined in the Note Indenture); provided that with respect to Reference Notes converted during the period beginning on October 15, 2013 and ending on the business day immediately preceding the Maturity Date (as defined in the Note Indenture) of the Reference Notes, the related Exercise Notice shall be delivered prior to 5:00 p.m. New York City time on such Maturity Date (as defined in the Note Indenture); and provided further that the delivery by Buyer of an Exercise Notice after the Conversion Reference Period has commenced but prior to the close of business on the fifth Trading Day of such Conversion Reference Period shall be effective, in which case the Settlement Method shall be Net Share Settlement but without regard to subsection (ii) of the definition of Net Share Settlement and subject to adjustments to the Net Share Settlement Amount as specified below.

Seller’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	Address: Credit Suisse, New York branch Eleven Madison Avenue New York, NY 10010-3629 Telephone: (212) 325 8676 / (212) 538 5306 / (212) 538 1193 / (212) 538 6886
Facsimile : (212) 325 8173

Settlement Terms:

Settlement Method:	Net Share Settlement or Net Cash Settlement consistent with Buyer’s election with respect to the Reference Notes converted on the applicable Conversion Date, provided that Net Share Settlement shall apply in the event that Buyer elects to deliver any Shares in connection with the applicable Conversion Date.

Settlement Date:	Subject to the delivery of an Exercise Notice to the Seller, the third (3rd) Exchange Business Day following the final Trading Day in the applicable Conversion Reference Period in respect of the relevant Conversion Date.

Net Share Settlement:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, Seller shall deliver to Buyer on the related Settlement Date (i) a number of Shares equal to the related Net Share Settlement Amount, provided that in the event that the number of Shares calculated comprises any fractional Share, the number of Shares to be delivered shall be rounded up or down to the nearest integral number of Shares and (ii) (x) an amount in cash equal to the cash amount, if any, paid by Buyer in excess of the principal amount of the applicable Reference Notes for such Conversion Date under the Note Indenture multiplied by (y) the Applicable Portion of the Reference Notes, provided that the delivery obligation set forth in clause (i) and (ii) of this paragraph shall be determined excluding any Shares or cash that Counterparty is obligated to deliver to holders of the applicable Reference Notes as a result of any adjustments to the Conversion Rate resulting from (i) an adjustment to the Conversion Rate made pursuant to Section 4.12 of the Note Indenture by Counterparty or (ii) an adjustment to the Conversion Rate as a result of a Make Whole Premium adjustment pursuant to Section 4.01(j) of the Note Indenture. The provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity

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Definitions shall apply to any delivery of Shares hereunder, provided that the Representation and Agreement in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws solely as a result of the fact that Buyer is the issuer of the Shares.

Net Cash Settlement:	In lieu of the obligations set forth in Section 8.1 of the Equity Definitions, on the Settlement Date Seller shall deliver to Buyer an amount in cash equal to the related Net Cash Settlement Amount.

Net Share Settlement Amount:	For each Conversion Date, the number of Shares equal to the Shares delivered by Buyer for such Conversion Date under the Note Indenture multiplied by the Applicable Portion of the Reference Notes, provided that if an Exercise Notice with respect to such Conversion Date has not been delivered to the Seller prior to the first Trading Day of the Conversion Reference Period applicable to such Conversion Date, the Net Share Settlement Amount for such Conversion Date shall be adjusted by the Calculation Agent to account for the reduced number of Trading Days from the delivery of the Exercise Notice to the end of the applicable Conversion Reference Period with respect to such Conversion Date. No reduction of the Net Share Settlement Amount shall reduce the Net Share Settlement Amount below zero.

Net Cash Settlement Amount:	For each Conversion Date, an amount equal to the cash delivered by the Buyer in excess of the principal amount of the applicable Reference Notes for such Conversion Date under the Note Indenture multiplied by the Applicable Portion of the Reference Notes, provided that such cash amount shall be determined excluding any cash that Counterparty is obligated to deliver to holders of the applicable Reference Notes as a result of any adjustments to the Conversion Rate resulting from (i) an adjustment to the Conversion Rate made pursuant to Section 4.12 of the Note Indenture by Counterparty or (ii) an adjustment to the Conversion Rate as a result of a Make Whole Premium adjustment pursuant to Section 4.01(j) of the Note Indenture.

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that the terms of this Transaction shall be adjusted in a manner consistent with adjustments of the Conversion Rate of the Reference Notes as provided in the Note Indenture; provided further (without limitation of the provisions set forth above under “Net Share Settlement” and “Net Cash Settlement Amount”) that no adjustment in respect of any Potential Adjustment Event or Extraordinary Event shall be made hereunder as a result of any adjustments to the Conversion Rate resulting from (i) an adjustment to the Conversion Rate made pursuant to Section 4.12 of the Note Indenture by Counterparty or (ii) an adjustment to the Conversion Rate as a result of a Make Whole Premium adjustment pursuant to Section 4.01(j) of the Note Indenture.

Potential Adjustment Event:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means the occurrence of an event or condition that would result in an adjustment of the Conversion Rate of the Reference Notes pursuant to Section 4.06 of the Note Indenture.

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Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 4.10(a) of the Note Indenture.

Consequences for Merger Events:

Share-for-Share:	The Transaction will be adjusted consistent with the Reference Notes as provided in the Note Indenture.

Share-for-Other:	The Transaction will be adjusted consistent with the Reference Notes as provided in the Note Indenture.

Share-for-Combined:	The Transaction will be adjusted consistent with the Reference Notes as provided in the Note Indenture.

Tender Offer:	Applicable, subject to “Consequences of Tender Offers” below. Notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 4.06(a)(7) of the Note Indenture.

Consequences of Tender Offers:	The Transaction will be adjusted consistent with the Reference Notes as provided in the Note Indenture.

Nationalization, Insolvency and Delisting:	Cancellation and Payment (Calculation Agent Determination), provided Buyer shall determine whether payment shall be settled in cash or Shares. In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market System (or their respective successors, including without limitation the NASDAQ Global Market and NASDAQ Global Select Market); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Applicable. If there is inability in the market to deliver Shares due to illiquidity on a day that would have been a Settlement Date, then the Settlement Date shall be the first succeeding Exchange Business Day on which there is no such inability to deliver, but in no such event shall the Settlement Date be later than the date that is two (2) Exchange Business Days immediately following what would have been the Settlement Date but for such inability to deliver.

Insolvency Filing:	Applicable

Hedging Disruption Event:	Applicable

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Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Not Applicable

Increased Cost of Stock Borrow:	Not Applicable

Hedging Party:	Seller

Determining Party:	Seller

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable
Additional Agreements, Representations and Covenants of Buyer, Etc.:
1.	Buyer hereby represents and warrants to Seller, on each day from the Trade Date to and including the earlier of (i) December 15, 2006 and (ii) the date by which Seller is able to initially complete a hedge of its position relating to this Transaction, that:
a.	it will effect (and cause any “affiliated purchaser” (as defined in Rule 10b-18 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to effect) any purchases, direct or indirect (including by means of any cash-settled or other derivative instrument), of Shares or any security convertible into or exchangeable or exercisable for Shares solely through Agent in a manner that would not cause any purchases by Seller of its hedge in connection with this Transaction not to comply with applicable securities laws; provided that this clause (a) shall not apply to any transactions in Shares effected directly between Buyer and its employees pursuant to an employee share incentive or benefit plan;

b.	it will not engage in, or be engaged in, any “distribution,” as such term is defined in Regulation M promulgated under the Exchange Act, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M (it being understood that Buyer makes no representation pursuant to this clause in respect of any action or inaction taken by Seller or any Underwriter of the Reference Notes); and

c.	Buyer has publicly disclosed all material information necessary for Buyer to be able to purchase or sell Shares in compliance with applicable federal securities laws and that it has publicly disclosed all material information with respect to its condition (financial or otherwise).
2.	If Buyer would be obligated to pay cash to, or receive cash from, Seller pursuant to the terms of this Agreement for any reason without having had the right (other than pursuant to this paragraph (2)) to elect to deliver or receive Shares in satisfaction of such payment obligation, then Buyer may elect that such payment obligation shall be satisfied by the delivery of a number of Shares (or, if the Shares have been converted into other securities or property in connection with an Extraordinary Event, a number or amount of such other securities or property as a holder of Shares would be entitled to receive upon the consummation or closing of such Extraordinary Event) having a cash value equal to the amount of such payment obligation (such number or amount of Shares or other securities or property to be delivered to be determined by the Calculation Agent as the number of Shares or number or amount of such other securities or property that could be purchased or sold, as applicable, by Seller over a reasonable period of time for the cash equivalent of such payment obligation). Settlement relating to any delivery of Shares or other securities or property pursuant to this paragraph (2) shall occur within a reasonable period of time.

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3.	Notwithstanding any provision in the Note Indenture, this Confirmation or the Agreement to the contrary, each of the “applicable Conversion Rate” (as such term is used in the Note Indenture), the Net Share Settlement Amount, the Net Cash Settlement Amount and any other amount computed hereunder by reference to the applicable Conversion Rate shall be determined without regard to any adjustments to the Conversion Rate made pursuant to Section 4.12 of the Note Indenture or as a result of a Make Whole Premium adjustment pursuant to Section 4.01(j) of the Note Indenture.

4.	Notwithstanding Section 6(e) of the Agreement or Sections 12.7 or 12.8 of the Equity Definitions, if, with respect to the Transaction contemplated hereunder, (A) an Early Termination Date with respect to any Event of Default or any Termination Event, (B) a Closing Date with respect to an event described in Section 12.6 of the Equity Definitions, or (C) a date as of which the Transaction is, or is deemed to have been, terminated or cancelled as a result of an applicable Additional Disruption Event (any such date, the “Relevant Date”) shall occur, then in lieu of any payments hereunder pursuant to Sections 6(d)(ii) and 6(e) of the Agreement or Sections 12.7 or 12.8 of the Equity Definitions, as applicable, (if a calculation under such sections would otherwise be required) the Calculation Agent shall determine the number of Shares deliverable by Dealer to Counterparty on the following basis and the following provisions shall apply:
(i) such Relevant Date shall be the sole Exercise Date hereunder and Automatic Exercise shall be applicable;
(ii) the Settlement Method shall be Net Share Settlement and the provisions set forth above under “Net Share Settlement” shall apply (but without regard to subsection (ii) thereof, or any right of the Counterparty to elect to deliver cash in lieu of Remaining Shares pursuant to Section 4.13(b) of the Note Indenture, or any requirement of Counterparty to deliver an Exercise Notice) as if a Conversion Date had occurred, the Conversion Amount were the aggregate principal amount of the Reference Notes then outstanding, and the Remaining Shares were equal to (X) the excess, if any, of (a) the VWAP Price on the Relevant Date multiplied by the applicable Conversion Rate over (b) $1,000; divided by (Y) the VWAP Price on the Relevant Date; provided that, if the Shares have been converted into other securities or property in connection with an Extraordinary Event, Seller may deliver a number or amount of such other securities or property as a holder of the number of Shares that would otherwise be deliverable under this paragraph would be entitled to receive upon the consummation or closing of such Extraordinary Event. “VWAP Price” means, on any date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page BGC equity> VAP (or any successor thereto) in respect of the period from 9:45 a.m. to 3:45 p.m. (New York City time) on such date (or if such volume-weighted average price is unavailable, the market value of one Share (or, if applicable, the value per Share of the consideration paid or delivered to holders of Shares at the time of an Extraordinary Event) on such date, as determined by the Calculation Agent); and
(iii) the Settlement Date shall be the date that falls one Settlement Cycle following the Relevant Date.
5.	Counterparty is not, and after giving effect to the Transaction contemplated hereby, will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

6.	As of the Trade Date and each date on which a payment or delivery is made by Counterparty hereunder, (i) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities; (ii) the capital of Counterparty is adequate to conduct its business; and (iii) Counterparty has the ability to pay its debts and other obligations as such obligations mature and does not intend to, or believe that it will, incur debt or other obligations beyond its ability to pay as such obligations mature.
Over-Allotment Option:
If the Underwriters (as such term is defined in the Purchase Agreement by and among the Counterparty, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA) LLC dated as of November 9, 2006 (the “Purchase Agreement”) relating to the purchase of the Reference Notes) exercise the right to receive additional Reference Notes pursuant to an over-allotment option, then Seller and Buyer will, concurrently with the closing of such over-allotment option exercise, enter into a confirmation for an OTC Convertible Note Hedge with

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respect to such additional Reference Notes on substantially identical terms, including pricing, as this Confirmation or amend this Confirmation to account for such over-allotment option exercise. Such additional or amended confirmation shall provide for the payment by Counterparty to Seller of the additional Premium related thereto.
Additional Termination Events:
The occurrence of any of the following shall be an Additional Termination Event for purposes of this Transaction:
1.	Amendment Event. If an Amendment Event (as defined below) occurs, Dealer shall have the right to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and, notwithstanding anything to the contrary herein, no payments shall be required under this Agreement in connection with such Amendment Event.

“Amendment Event” means that the Counterparty, without the prior consent of Seller, amends, modifies, supplements or obtains a waiver of (a) any term of the Note Indenture or the Reference Notes relating to the principal amount, coupon, maturity or repurchase obligation of the Counterparty, (b) any material term relating to conversion of the Reference Notes (including changes to the conversion price, conversion settlement dates or conversion conditions) or (c) any term that would require consent of the holders of 100% of the principal amount of the Reference Notes to amend;

2.	Repayment Event. If a Repayment Event (as defined below) occurs, Dealer shall have the right to designate an Early Termination Date pursuant to Section 6(b) of the Agreement with respect to this Transaction to the extent of the principal amount of Reference Notes that cease to be outstanding as a result of such Repayment Event and, notwithstanding anything to the contrary herein, no payments shall be required under this Agreement in connection with such Repayment Event.

“Repayment Event” means that (a) any Reference Notes are repurchased (whether in connection with or as a result of a change of control, howsoever defined, or for any other reason other than as a result of or in connection with a conversion) by the Counterparty, (b) any Reference Notes are delivered to the Counterparty in exchange for delivery of any property or assets of the Counterparty or any of its subsidiaries (howsoever described), other than as a result of and in connection with a Conversion Date, (c) any principal of any of the Reference Notes is repaid prior to the Final Maturity Date (as defined in the Note Indenture) (whether following acceleration of the Reference Notes or otherwise), provided that no payments of cash made in respect of the conversion of a Reference Note shall be deemed a payment of principal under this clause (c), (d) any Reference Notes are exchanged by or for the benefit of the holders thereof for any other securities of the Counterparty or any of its Affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction or (e) any of the Reference Notes is surrendered by Counterparty to the trustee for cancellation, other than registration of a transfer of such Reference Notes or as a result of and in connection with a Conversion Date; or

3.	Initial Purchase Event. If an Initial Purchase Event (as defined below) occurs, this Transaction shall terminate automatically in its entirety and, notwithstanding anything to the contrary herein, only the payments specified below shall be required hereunder in connection with such Initial Purchase Event.

“Initial Purchase Event” means that the transactions contemplated by the Purchase Agreement shall fail to close for any reason or either party fails to deliver the documents specified in paragraph (b) under “Delivery Requirements” below at or prior to the closing of the Purchase Agreement.

If an Initial Purchase Event occurs for any reason other than a breach of the Purchase Agreement by the Underwriters or Dealer’s failure to deliver the documents specified in paragraph (b) under “Delivery Requirements”, then all payments, if any, previously made hereunder shall be returned to the person making such payment, including the Premium, less an amount equal to the product of (a) the Applicable Portion of the Reference Notes, (b) 6,254,640 and (c) 0.30 multiplied by an amount equal to the excess, if any, of the closing price of the Shares on the Trade Date over the closing price of the Shares on the date of the Termination Event (the “Break Expense”); provided that any negative amount shall be replaced by

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zero and in no event shall the Break Expense exceed the product of the Applicable Portion of the Reference Notes times U.S.$7,000,000; provided further that to the extent the Premium has not been paid, Buyer shall promptly pay Seller the Break Expense. Seller and Buyer agree that actual damages would be difficult to ascertain under these circumstances and that the amount of liquidated damages resulting from the determination in the preceding sentence is a good faith estimate of such damages and not a penalty.

If an Initial Purchase Event occurs due to a breach of the Purchase Agreement by the Underwriters or Dealer’s failure to deliver the documents specified in paragraph (b) under “Delivery Requirements”, then all payments previously made hereunder, including the Premium, promptly shall be returned to the person making such payment and no payments shall be required hereunder in connection with such Initial Purchase Event.
Staggered Settlement:
If Seller determines reasonably and in good faith that the number of Shares required to be delivered to Buyer hereunder on any Settlement Date would exceed 8.0% of all outstanding Shares, then Seller may, by notice to Buyer on or prior to such Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares comprising the related Net Share Settlement Amount on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:
1.	in such notice, Seller will specify to Buyer the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than twenty (20) Trading Days following such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver hereunder among the Staggered Settlement Dates or delivery times;

2.	the aggregate number of Shares that Seller will deliver to Buyer hereunder on all such Staggered Settlement Dates or delivery times will equal the number of Shares that Seller would otherwise be required to deliver on such Nominal Settlement Date; and

3.	the Net Share Settlement terms will apply on each Staggered Settlement Date, except that the Shares comprising the Net Share Settlement Amount will be allocated among such Staggered Settlement Dates or delivery times as specified by Seller in the notice referred to in clause (1) above.
Notwithstanding anything herein to the contrary, solely in connection with a Staggered Settlement Date, Seller shall be entitled to deliver Shares to Buyer from time to time prior to the date on which Seller would be obligated to deliver them to Buyer pursuant to Net Share Settlement terms set forth above, and Buyer agrees to credit all such early deliveries against Seller’s obligations hereunder in the direct order in which such obligations arise. No such early delivery of Shares will accelerate or otherwise affect any of Buyer’s obligations to Seller hereunder.

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Disposition of Hedge Shares:
Seller shall conduct its hedging activities in connection with the Transaction in a manner that it believes, based on its reasonable judgment, will not require Counterparty to register under the Securities Act or any state securities laws the Shares (the “Hedge Shares”) acquired by Seller for the purpose of hedging its obligations pursuant to the Transaction. In addition, Counterparty hereby agrees that if, in the reasonable judgment of Seller based on advice of counsel, the Hedge Shares cannot be sold in the U.S. public market by Seller without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Seller to sell the Hedge Shares in a registered offering, use commercially reasonable efforts to make available to Seller an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (a) enter into an agreement, in form and substance satisfactory to Seller and Counterparty, substantially in the form of an underwriting agreement for a registered offering, (b) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (c) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Seller, (d) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (e) afford Seller a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities registered for resale; provided, however, that if Seller, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) of this Section shall apply; or (ii) in order to allow Seller to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities by a publicly reporting company (if Counterparty is a publicly reporting company at such time) to institutional purchasers, in form and substance satisfactory to Seller and Counterparty, including reasonable and customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Seller, due diligence rights (for Seller or any designated buyer of the Hedge Shares from Seller), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Seller (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that it determines are necessary to reflect an appropriate discount from the public market price of the Shares due to the lack of liquidity thereof).
Repurchase Notices:
Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Seller a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the Notice Percentage as determined on such day is (i) greater than 6% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). In the event that Counterparty fails to provide Seller with a Repurchase Notice on the day and in the manner specified in this section, then Counterparty agrees to indemnify and hold harmless Seller, its affiliates and their respective directors, officers, employees, agents and controlling persons (Seller and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all reasonable and documented expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Seller. Counterparty will not be liable under this Indemnity provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from Dealer’s gross negligence or willful misconduct. The “Notice Percentage” as of any day is the fraction, expressed as a percentage, (i) the numerator of which is the product of (a) the Applicable Portion of the Reference Notes, (b) the number of outstanding Reference Notes and (c) the number of Shares per Reference Note equal to the Conversion

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Rate (as defined in the Note Indenture) and (ii) the denominator of which is the number of Shares outstanding on such day.

Compliance with Securities Laws:	Each party represents and agrees that, in connection with this Transaction and all related or contemporaneous sales and purchases of Shares by either party, Buyer, or in the case of Seller, the person(s) that directly influences the specific trading decisions of Seller, has complied and will comply with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the rules and regulations each thereunder, including, without limitation, Rules 10b-5, 10b-18 and 13e and Regulation M under the Exchange Act; provided that each party shall be entitled to rely conclusively on any information communicated by the other party concerning such other party’s market activities.

Each party acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof. Accordingly, Buyer represents and warrants to Seller that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act and (iii) the disposition of the Transaction is restricted under this Confirmation, the Securities Act and state securities laws.

Buyer further represents:

(a) Buyer is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares);

(b) Buyer acknowledges that as of the date hereof and without limiting the generality of Section 13.1 of the Equity Definitions, Seller is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 149 or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

Account Details:	Account for payments to Buyer:	PNC Bank, Ohio, N.A.
201 East Fifth Street
Cincinnati, Ohio 45201
ABA Number: 042000398
Account Name: General Cable Corporation
Account Number: 4074093412
SWIFT: PNCCUS33

	Account for deliveries to Buyer:	To be advised

	Account for payments and deliveries to Seller:	To be advised

Bankruptcy Rights:	In the event of Buyer’s bankruptcy, Seller’s rights in connection with this Transaction shall not exceed those rights held by common shareholders. For the avoidance of doubt, the parties acknowledge and agree that Seller’s rights with respect to any other claim arising from this Transaction prior to Buyer’s bankruptcy shall remain in full force and effect and shall not be otherwise abridged or modified in connection herewith.

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Set-Off:	Each party waives any and all rights it may have to set-off, whether arising under any agreement, applicable law or otherwise.

Collateral:	None.

Transfer:	Buyer shall have the right to assign its rights and delegate its obligations hereunder with respect to any portion of this Transaction, subject to Seller’s consent, such consent not to be unreasonably withheld; provided that such assignment or transfer shall be subject to receipt by Seller of opinions and documents reasonably satisfactory to Seller and effected on terms reasonably satisfactory to the Seller with respect to any legal and regulatory requirements relevant to the Seller; provided further that Buyer shall not be released from its obligation to deliver a Exercise Notice. If, as determined in Seller’s sole discretion, (i) its “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) could be deemed to exceed 8% of Counterparty’s outstanding Shares or (ii) the quotient of (x) the product of (a) the Number of Options and (b) the Option Entitlement divided by (y) the number of Counterparty’s outstanding Shares (such quotient expressed as a percentage, the “Option Equity Percentage”) exceeds 9%, Seller may, without Counterparty’s consent, transfer or assign all or any part of its rights or obligations under this Transaction to reduce such “beneficial ownership” to 7.5% or such Option Equity Percentage to 8.5% to any third party with a rating for its (or, if applicable, its Credit Support Provider’s) long term, unsecured and unsubordinated indebtedness of A- or better by Standard & Poor’s Ratings Service or its successor (“S&P”), or A3 or better by Moody’s Investors Service (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Company and Seller. If after Seller’s commercially reasonable efforts, Seller is unable to effect such a transfer or assignment on pricing terms reasonably acceptable to Seller and within a time period reasonably acceptable to Seller of a sufficient number of Options to reduce (i) Seller’s “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) to 7.5% of Counterparty’s outstanding Shares or less or (ii) the Option Equity Percentage to 8.5% or less, Seller may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that (i) its “beneficial ownership” following such partial termination will be equal to or less than 7.5% or (ii) the Option Equity Percentage following such partial termination will be equal to or less than 8.5%. In the event that Seller so designates an Early Termination Date with respect to a portion of this Transaction, the provisions set forth above under paragraph 4 of “Additional Agreements, Representations and Covenants of Buyer, Etc.” shall apply in lieu of Section 6(d)(ii) and 6(e) of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the Terminated Portion and (ii) such Transaction were the only Terminated Transaction. In circumstances in which the foregoing provisions relating to Seller’s right to transfer or assign its rights or obligations under the Transaction are not applicable, Seller may transfer any of its rights or delegate its obligations under this Transaction with the prior written consent of Buyer, which consent shall not be unreasonably withheld.
Role of Agent:
(a)	Credit Suisse, New York branch, in its capacity as Agent will be responsible for (A) effecting this Transaction, (B) issuing all required confirmations and statements to Dealer and Counterparty, (C) maintaining books and records relating to this Transaction in accordance with its standard practices and procedures and in accordance with applicable law and (D) unless otherwise requested by Counterparty, receiving, delivering, and safeguarding Counterparty’s funds and any securities in connection with this Transaction, in accordance with its standard practices and procedures and in accordance with applicable law.

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(i)	Agent is acting in connection with this Transaction solely in its capacity as Agent for Dealer and Counterparty pursuant to instructions from Dealer and Counterparty. Agent shall have no responsibility or personal liability to Dealer or Counterparty arising from any failure by Dealer or Counterparty to pay or perform any obligations hereunder, or to monitor or enforce compliance by Dealer or Counterparty with any obligation hereunder, including, without limitation, any obligations to maintain collateral. Each of Dealer and Counterparty agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of this Transaction. Agent shall otherwise have no liability in respect of this Transaction, except for its gross negligence or willful misconduct in performing its duties as Agent.

(ii)	Any and all notices, demands, or communications of any kind relating to this Transaction between Dealer and Counterparty shall be transmitted exclusively through Agent at the following address:

Credit Suisse, New York branch Eleven Madison Avenue New York, NY 10010-3629

For payments and deliveries: Facsimile No.: (212) 325 8175 Telephone No.: (212) 325 8678 / (212) 325 3213

For all other communications: Facsimile No.: (212) 325 8173 Telephone No.: (212) 325 8676 / (212) 538 5306 / (212) 538 1193 / (212) 538 6886

(iii)	The date and time of the Transaction evidenced hereby will be furnished by the Agent to Dealer and Counterparty upon written request.

(iv)	The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction evidenced hereby.

(v)	Dealer and Counterparty each represents and agrees (A) that this Transaction is not unsuitable for it in the light of such party’s financial situation, investment objectives and needs and (B) that it is entering into this Transaction in reliance upon such tax, accounting, regulatory, legal and financial advice as it deems necessary and not upon any view expressed by the other or the Agent.

(vi)	Dealer is regulated by The Securities and Futures Authority and has entered into this Transaction as principal. The time at which this Transaction was executed will be notified to Counterparty (through the Agent) on request.
ISDA Master Agreement:
With respect to the Agreement, Seller and Counterparty each agree as follows:
“Specified Entity” means in relation to Seller and in relation to Counterparty for purposes of this Transaction: Not applicable.
The provisions of “Default under Specified Transaction” as set forth in Section 5(a)(v) of the Agreement shall not apply to Dealer or Counterparty.
The “Cross Default” provisions of Section 5(a)(vi) of the Agreement will not apply to Seller and will not apply to Counterparty.
The “Credit Event Upon Merger” provisions of Section 5(b)(iv) of the Agreement will not apply to Seller and Counterparty.
The “Automatic Early Termination” provision of Section 6(a) of the Agreement will not apply to Seller or to Counterparty.

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Payments on Early Termination. For the purpose of Section 6(e) of the Agreement: (i) Loss shall apply; and (ii) the Second Method shall apply.
“Termination Currency” means USD.
Tax Representations.
(a)	Payer Representations. For the purpose of Section 3(e) of the Agreement, each party represents to the other party that it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii), or 6(e) of the Agreement) to be made by it to the other party under the Agreement. In making this representation, each party may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of the Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of the Agreement, and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of the Agreement, and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of the Agreement; provided that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of the Agreement by reason of material prejudice to its legal or commercial position.
(b)	Payee Representations. For the purpose of Section 3(f) of the Agreement, each party makes the following representations to the other party:
(i)	Seller represents that it is a corporation organized under the laws of England and Wales.

(ii)	Counterparty represents that it is a corporation incorporated in Delaware.
Delivery Requirements. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, each party agrees to deliver the following documents:
(a)	Tax forms, documents or certificates to be delivered are:

Each party agrees to complete (accurately and in a manner reasonably satisfactory to the other party), execute, and deliver to the other party, United States Internal Revenue Service Form W-9 or W-8 BEN, or any successor of such form(s): (i) before the first payment date under this agreement; (ii) promptly upon reasonable demand by the other party; and (iii) promptly upon learning that any such form(s) previously provided by the other party has become obsolete or incorrect.

(b)	Other documents to be delivered:

Covered by
Party Required to			Section 3(d)
Deliver Document	Document Required to be Delivered	When Required	Representation
Counterparty and Seller	Evidence of the authority and true signatures of each official or representative signing this Confirmation	Upon or before the closing of the Purchase Agreement	Yes

Counterparty	Certified copy of the resolution of the Board of Directors or equivalent document authorizing the execution and delivery of this Confirmation and such other certificates as Seller shall reasonably request	Upon or before closing of the Purchase Agreement	Yes

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Additional Notice Requirements. Counterparty hereby agrees to promptly deliver to Seller a copy of all notices and other communications required or permitted to be given to the holders of any Reference Notes pursuant to the terms of the Note Indenture on the dates so required or permitted in the Note Indenture and all other notices given and other communications made by Counterparty in respect of the Reference Notes to holders of any Reference Notes. Counterparty further covenants to Seller that it shall promptly notify Seller of each Conversion Date, Amendment Event (including in such notice a detailed description of any such amendment) and Repayment Event (identifying in such notice the nature of such Repayment Event and the principal amount at maturity of Reference Notes being paid).
Addresses for Notices. For the purpose of Section 12(a) of the Agreement:
Address for notices or communications to Seller for all purposes:

Address:	Credit Suisse, New York branch
Eleven Madison Avenue
New York, NY 10010-3629
Telephone No.:	(212) 325 8676 / (212) 538 5306 / (212) 538 1193 / (212) 538 6886
Facsimile No.:	(212) 325 8173
Address for notices or communications to Counterparty for all purposes:

Address:	General Cable Corporation
4 Tesseneer Drive
Highland Heights, KY 41076-9753
Attention:	Brian J. Robinson
Senior Vice President, Controller and Treasurer
Telephone No.:	(859) 572-8483
Facsimile No.:	(859) 572-8441

Address:	General Cable Corporation
Executive Vice President,
General Counsel and Secretary
4 Tesseneer Drive
Highland Heights, KY 41076-9753
Attention:	Robert J. Siverd
Telephone No.:	(859) 572-8890
Facsimile No.:	(859) 572-8444
Process Agent. Seller does not appoint a Process Agent.
Counterparty does not appoint a Process Agent.
Multibranch Party. For the purpose of Section 10(c) of the Agreement: Neither Seller nor Counterparty is a Multibranch Party.
Offices. The office of Dealer for Transactions hereunder is:

Credit Suisse International

One Cabot Square

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London E14 4QJ

England
Calculation Agent. The Calculation Agent is Seller. Upon the request of either party, the Calculation Agent (or, in the case of a determination made by a party (including a party acting as Hedging Party or Determining Party), such party) shall, no later than the 5th Business Day following such request, provide the parties with a statement showing, in reasonable detail, the computations (including any relevant quotations) by which it has determined any amount payable or deliverable under, or any adjustment to the terms of, this Transaction. All judgments, determinations and calculations hereunder by the Calculation Agent or by a party hereto shall be performed in good faith and in a commercially reasonable manner.
Credit Support Document.
Seller : Not Applicable.
Counterparty: Not Applicable.
Credit Support Provider.
With respect to Seller: Not Applicable.
With respect to Counterparty: Not Applicable.
Governing Law. This Confirmation will be governed by, and construed in accordance with, the laws of the State of New York.
Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.
Netting of Payments. The provisions of Section 2(c) of the Agreement shall not be applicable to this Transaction.
Basic Representations. Section 3(a) of the Agreement is hereby amended by the deletion of “and” at the end of Section 3(a)(iv); the substitution of a semicolon for the period at the end of Section 3(a)(v) and the addition of Sections 3(a)(vi), as follows:
Eligible Contract Participant; Line of Business. Each party agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended (“CEA”), this Agreement and the Transaction thereunder are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA, and it has entered into this Confirmation and this Transaction in connection with its business or a line of business (including financial intermediation), or the financing of its business.
Acknowledgements:
(a)	The parties acknowledge and agree that there are no other representations, agreements or other undertakings of the parties in relation to this Transaction, except as set forth in this Confirmation.

(b)	The parties hereto intend for:

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(i)	this Transaction to be a “securities contract” as defined in Section 741(7) of Title 11 of the United States Code (the “Bankruptcy Code”), qualifying for the protections under Section 555 of the Bankruptcy Code;

(ii)	a party’s right to liquidate this Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as defined in the Bankruptcy Code;

(iii)	all payments for, under or in connection with this Transaction, all payments for the Shares and the transfer of such Shares to constitute “settlement payments” as defined in the Bankruptcy Code.
Amendment of Definition of Reference Market-Makers. The definition of “Reference Market-Makers” in Section 14 is hereby amended by adding in clause (a) after the word “credit” and before the word “and” the words “or to enter into transactions similar in nature to the Transaction.”
Consent to Recording. Each party consents to the recording of the telephone conversations of trading and marketing personnel of the parties and their Affiliates in connection with this Confirmation. To the extent that one party records telephone conversations (the “Recording Party”) and the other party does not (the “Non-Recording Party”), the Recording Party shall in the event of any dispute, make a complete and unedited copy of such party’s tape of the entire day’s conversations with the Non-Recording Party’s personnel available to the Non-Recording Party. The Recording Party’s tapes may be used by either party in any forum in which a dispute is sought to be resolved and the Recording Party will retain tapes for a consistent period of time in accordance with the Recording Party’s policy unless one party notifies the other that a particular transaction is under review and warrants further retention.
Disclosure. Each party hereby acknowledges and agrees that Seller has authorized Counterparty to disclose this Transaction and any related hedging transaction between the parties if and to the extent that Counterparty reasonably determines (after consultation with Seller) that such disclosure is required by law or by the rules of the New York Stock Exchange or any securities exchange.
Severability. If any term, provision, covenant or condition of this Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Confirmation as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Confirmation and the deletion of such portion of this Confirmation will not substantially impair the respective benefits or expectations of parties to this Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.
Affected Parties. For purposes of Section 6(e) of the Agreement, each party shall be deemed to be an Affected Party in connection with Illegality and any Tax Event.
[Signatures follow on separate page]

     Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Credit Suisse, New York branch, Eleven Madison Avenue, New York, NY 10010-3629, Facsimile No. (212) 325-8173.

Yours faithfully, CREDIT SUISSE INTERNATIONAL By Its agent: CREDIT SUISSE SECURITIES (USA) LLC
By:	/s/ Melissa Garcia
	Name:	Melissa Garcia
	Title:	Assistant Vice President Complex Product Support

By:	/s/ Antony Fisher
	Name:	Antony Fisher
	Title:	Vice President Complex Product Support

CREDIT SUISSE, NEW YORK BRANCH, AS AGENT FOR CREDIT SUISSE INTERNATIONAL

By:	/s/ Antony Fisher
	Name:	Antony Fisher
	Title:	Vice President Complex Product Support

By:	/s/ Melissa Garcia
	Name:	Melissa Garcia
	Title:	Assistant Vice President Complex Product Support

Agreed and Accepted By:

GENERAL CABLE CORPORATION

By:	/s/ Robert J. Siverd Name: Robert J. Siverd Title: Executive Vice President, General Counsel and Secretary
OTC Convertible Note Hedge